Exhibit 4.1.2

AMENDMENT NO. 2 TO THE

FIFTH AMENDED AND RESTATED

DECLARATION OF TRUST AND TRUST AGREEMENT

OF

POWERSHARES DB US DOLLAR INDEX TRUST

This Amendment No. 2 (“Amendment No. 2”) to the Fifth Amended and Restated Declaration of Trust and Trust Agreement, dated as of February 23, 2015, as amended on June 20, 2016 (the “Declaration of Trust”) of PowerShares DB US Dollar Index Trust (the “Trust”) by and among the undersigned, on its own behalf and as Managing Owner (the “Managing Owner”) of the Trust and as Attorney-in-Fact for all of the Limited Owners of the Trust, and Wilmington Trust Company, as Trustee.

WHEREAS, the Managing Owner wishes to amend the Declaration of Trust pursuant to Section 11.1(b)(iii) thereof to (i) reflect changes to the name of the Managing Owner and (ii) reflect changes to the names of the Trust and series thereof.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Declaration of Trust is amended as follows:

1.	Effective as of June 4, 2018, Section 1.1 shall be amended as follows:

(a)	The definition of “Managing Owner” shall be deleted in its entirety and replaced with the following:

““Managing Owner” means Invesco Capital Management LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.”

(b)	The definition of “Trust” shall be deleted in its entirety and replaced with the following:

“““Trust” means Invesco DB US Dollar Index Trust, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.”

2.	Effective as of June 4, 2018, Section 1.2(a) shall be deleted in its entirety and replaced follows:

“The name of the Trust is “Invesco DB US Dollar Index Trust” in which name the Trustee and the Managing Owner may engage in the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued on behalf of the Trust”

3.	Effective as of June 4, 2018, the list of two initial series appearing in Section 3.2(a) deleted in its entirety and replaced follows:

“Invesco DB US Dollar Index Bullish Fund; and

Invesco DB US Dollar Index Bearish Fund”

4.	Effective as of June 4, 2018, all other references to Invesco PowerShares Capital Management LLC, PowerShares DB US Dollar Index Trust, PowerShares DB US Dollar Index Bullish Fund, and PowerShares DB US Dollar Index Bearish Fund appearing in the Declaration of Trust, including any Exhibits, Attachments or Annexes thereto, shall be replaced as indicated below:

Original Name	New Name
Invesco PowerShares Capital Management LLC	Invesco Capital Management LLC
PowerShares DB US Dollar Index Trust	Invesco DB US Dollar Index Trust
PowerShares DB US Dollar Index Bearish Fund	Invesco DB US Dollar Index Bearish Fund
PowerShares DB US Dollar Index Bullish Fund	Invesco DB US Dollar Index Bullish Fund

5.	This Amendment No. 2 to the Declaration of Trust shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6.	Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Declaration of Trust, as amended.

IN WITNESS WHEREOF, this Amendment No. 2 has been executed for and on behalf of the undersigned as of the 4th day of June, 2018.

Invesco Capital Management LLC (f/k/a Invesco PowerShares Capital Management LLC), as Managing Owner

By:	/s/ Daniel Draper
Name: Daniel Draper Title: Chief Executive Officer

Acknowledged: WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee of the Fund

By:	/s/ David B. Young
Name: David B. Young Title: Vice President

[Signature Page to Amendment No. 2 to DXY Fifth Amended and Restated Declaration of Trust]